Exhibit 4.8

TERMINATION AGREEMENT AND RELEASE

THIS TERMINATION AGREEMENT AND RELEASE (this “Agreement”), dated as of February 25, 2020, is by and between Greenland Technologies Holding Corporation, a British Virgin Islands company (previously known as Greenland Acquisition Corporation, “Greenland”), and Skyline Corporate Communication Group, LLC, a Massachusetts limited liability company (“SCCG”) (each of Greenland and SCCG, individually, a “Party,” and collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Investor Relations Consulting Agreement dated as of August 15, 2019 (the “Consulting Agreement”);

WHEREAS, pursuant to the Consulting Agreement, SCCG were to provide certain investor relations services to Greenland for a period of twelve months beginning on August 15, 2019;

WHEREAS, pursuant to the Consulting Agreement, Greenland were to pay SCCG fees consisting of $5,000 per month plus 1,250 restricted ordinary shares, no par value, of Greenland on a quarterly basis during the term of the Consulting Agreement;

WHEREAS, the Parties, desire to enter into this Agreement to terminate their respective obligations under the Consulting Agreement; and

WHEREAS, the Parties believe that the terms of this Agreement are fair, equitable, and the result of an arms-length, bargained-for exchange.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration the sufficiency of which has been agreed upon and acknowledged by the Parties, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants and agreements to be performed and hereinafter set forth, the Parties agree as follows:

1.	Subject to the other terms and conditions of this Agreement, Greenland shall issue 10,000 ordinary shares, no par value (the “Termination Shares”) to SCCG no later than March 10, 2020, and Greenland further agrees that it shall register the Termination Shares with the Securities and Exchange Commission within 90 days from the date of issuance as part of the next shelf registration statement filed by Greenland, and will not contest SCCG’s right to sell the Termination Shares pursuant to, and in compliance with, Rule 144 (when and to the extent available) following full execution of this Agreement.

2.	In consideration for the execution, delivery, and full compliance with all the terms and conditions, of this Agreement by Greenland, SCCG and its parents, affiliates, officers, and directors hereby forever release Greenland and each of its past, current, and future parents, subsidiaries, affiliated entities, and each of their past, current, and future respective directors, officers, trustees, employees, representatives, and agents, and each of its respective successors and assigns from any and all claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, sums of money, attorneys’ fees, costs, damages, arbitrations, or demands, whatsoever, known or unknown, in law or equity, by contract, tort, or pursuant to statute, regulation, or ordinance, which SCCG now has or has ever had or may have against Greenland arising from or in connection with the Consulting Agreement, including, without limiting the generality of the foregoing, any and all claims of any kind, or whether based upon any contract, express or implied, fraud or misrepresentation, defamation, wrongful discharge, impairment of economic opportunity, any breach of duty, or any breach or violation of any federal, state, or local statute or regulation, termination of engagement, equal opportunity, or wage and hour, or the common law of any State.

In consideration for the execution, delivery, and full compliance with all the terms and conditions, of this Agreement by SCCG, Greenland and its parents, affiliates, officers, and directors hereby forever release SCCG and each of its past, current, and future parents, subsidiaries, affiliated entities, and each of their past, current, and future respective directors, officers, trustees, employees, representatives, and agents, and each of its respective successors and assigns from any and all claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, sums of money, attorneys’ fees, costs, damages, arbitrations, or demands, whatsoever, known or unknown, in law or equity, by contract, tort, or pursuant to statute, regulation or ordinance, which Greenland now has or has ever had or may have against SCCG arising from or in connection with the Consulting Agreement, including, without limiting the generality of the foregoing, any and all claims of any kind, or whether based upon any contract, express or implied, fraud or misrepresentation, defamation, wrongful discharge, impairment of economic opportunity, any breach of duty, or any breach or violation of any federal, state or local statute or regulation, termination of engagement, equal opportunity, or wage and hour, or the common law of any State.

3.	By execution of this Agreement, each Party represents and warrants to the other that no claim that it has, had, might have, or might have had in the past against any other person or entity released hereby, has previously been conveyed, assigned, or in any manner transferred, in whole or in part, to any third party.

4.	Each Party agrees that the terms of this Agreement shall be kept confidential and shall not be disclosed to any third party, other than such Party’s legal counsel, or accountant, at any time unless otherwise required by process of law. Moreover, this Agreement and its terms shall not be used or disclosed in any court, arbitration, or other legal proceeding except to enforce the provisions of this Agreement. Nothing herein, however, shall prohibit any party or its attorney from responding to any inquiry, or providing testimony, about this settlement or its underlying facts and circumstances by, or before, the Securities and Exchange Commission, FINRA, any other self-regulatory organization, or any other federal or state regulatory authority.

5.	SCCG agrees not to make critical, negative, or disparaging remarks about Greenland, including any of its employees, agents, or representatives, or make or solicit any comments, statements, or the like to the media, any local, state, or federal regulatory or other agencies or administrative bodies, or to other firms and/or representatives of other firms that are derogatory or detrimental to the good name or business reputation of Greenland, its employees, agents, or representatives, including, but not limited to, comments about any of its products, services, business, sales practices, or other practices.

Greenland agrees not to make critical, negative, or disparaging remarks about SCCG, including any of its employees, agents, or representatives, or make or solicit any comments, statements, or the like to the media, any local, state, or federal regulatory or other agencies or administrative bodies, or to other firms and/or representatives of other firms that are derogatory or detrimental to the good name or business reputation of SCCG, its employees, agents, or representatives, including, but not limited to, comments about any of its products, services, business, sales practices, or other practices.

6.	Notices pursuant to this Agreement shall be deemed given on the day posted or sent as the case may be and shall be given by certified mail, return receipt requested, or by any recognized overnight mail carrier (i.e., Federal Express, UPS), postage prepaid, or email, to the Parties, and their respective attorneys, at the following addresses:

Notices to Greenland shall be sent to:

Greenland Technologies Holding Corporation

Attention: Jing Jin, Chief Financial Officer

11-F, Building #12, Sunking Plaza, Gaojiao Road

Hangzhou, Zhejiang, People’s Republic of China

jingjin67@163.com

With a copy to:

Ying Li, Esq.

Hunter Taubman Fischer & Li LLC

1450 Broadway, 26th Floor

New York, NY 10018

yli@htflawyers.com

Notices to SCCG shall be sent to:

Skyline Corporate Communications Group, LLC

Attention: Scott Powell, President

Welby Office Park, 1 Welby Road, Suite #8

New Bedford, MA 02745

scott@skylineccg.com

With a copy to:

Lisa A. Gray, Esq.

Law Office of Gray & Associates

Welby Office Park, 1 Welby Road, Suite #8

New Bedford, MA 02745

lisa@skylineccg.com

7.	This Agreement and the releases contained herein effect the compromise and settlement of disputed and contested claims. Neither this Agreement, nor anything contained herein, shall be construed as an admission by a Party of any liability of any kind to any other party.

8.	This Agreement and any other documents referred to herein shall be governed by, construed, and enforced in accordance with the internal laws of the State of New York without regard to conflicts of law principles.

9.	The Parties agree that all legal proceedings which arise out of or in any way relates to this Agreement, including, but not limited to, its negotiation, execution, enforcement, or interpretation (whether brought against a Party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees, or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, State of New York. The Parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein.

10.	The Parties agree to execute such other documents and to take such other action as may be reasonably necessary to further the purposes of this Agreement.

11.	This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by each of the parties affected thereby. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

12.	This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, executors, administrators, representatives, successors, and assigns.

13.	If for any reason any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions of this Agreement nevertheless shall be construed, performed, and enforced as if the invalidated or unenforceable provision had not been included in the text of this Agreement.

14.	If this Agreement is executed in counterparts, each counterpart shall be deemed an original, and all counterparts so executed shall constitute one Agreement binding on all of the Parties, notwithstanding that all of the Parties are not a signatory to the same counterpart. Facsimile and PDF signatures shall be deemed originals.

15.	Neither of the Parties is relying upon any representation, understanding, undertaking, or agreement relating to the subject matter of this Agreement which is not set forth in this Agreement, and each Party expressly disclaims any reliance on any such representation, understanding, undertaking, or agreement.

16.	The drafting and negotiation of this Agreement have been participated in by each of the Parties. Further, each Party shall be deemed the author of this Agreement for purposes of this Agreement’s construction and therefore any ambiguity in this Agreement shall not be construed against one Party on the grounds that the other Party drafted the purportedly ambiguous term(s) or prepared this Agreement.

17.	Each Party shall bear its own attorneys’ fees and costs incurred through the execution of this Agreement.

EACH OF THE UNDERSIGNED REPRESENTS THAT THEY HAVE SIGNED THE SAME AS THEIR OWN FREE ACT AND DEED, HAVING HAD SUFFICIENT TIME TO REVIEW THIS AGREEMENT AND THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above.

Greenland Technologies Holding Corporation

/s/ Jing Jin
Name: Jing Jin
Title: Chief Financial Officer

Skyline Corporate Communication Group, LLC

/s/ Scott Powell
Name: Scott Powell
Title: President